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EXHIBIT 23.01


                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Annual Report (Form 20-F) of Micro Focus Group Plc of our reports dated May 1, 1998 with respect to the consolidated financial statements of Micro Focus Group Plc for the year ended January 31, 1998 included in its 1998 Annual Report to Shareholders and furnished to the Securities and Exchange Commission pursuant to a Report of Foreign Issuer (Form 6-K).


Our audits also included the financial statement schedules of Micro Focus Group Plc listed in Item 19(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, based on our audits, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




/s/ Ernst & Young

Ernst & Young
May 27, 1998
Reading, England